Exhibit 99.4

                               Marketing Materials











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                               FPB FINANCIAL CORP.
                          Proposed Holding Company for
                              Florida Parishes Bank
                                   Hammond, LA

                          Proposed Marketing Materials




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                             Marketing Materials for
                               FPB Financial Corp.
                               Hammond, Louisiana

                                Table of Contents
                                -----------------


I.    Press Release
      A.   Explanation
      B.   Schedule
      C.   Distribution List
      D.   Press Release Examples

II.   Advertisements
      A.   Explanation
      B.   Schedule
      C.   Advertisement Examples

III.  Question and Answer Brochure
      A.   Explanation
      B.   Quantity and Method of Distribution
      C.   Example

IV.   Officer and Director Support Brochure
      A.   Explanation
      B.   Method of Distribution
      C.   Example

V.    IRA Mailing
      A.   Explanation
      B.   Quantity and Method of Distribution
      C.   IRA Mailing Example

VI.   Counter Cards and Lobby Posters
      A.   Explanation
      B.   Quantity

VII.  Invitations
      A.   Explanation
      B.   Quantity - Method of Distribution
      C.   Examples

VIII. Prospect Letters
      A.   Explanation
      B.   Method of Distribution
      C.   Examples


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IX.   Cover Letters for Initial Mailing
      A.   Explanation
      B.   Method of Distribution
      C.   Examples


X.    Proxygram
      A.   Explanation
      B.   Example




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                                I. Press Releases


A.   Explanation

     In an effort to assure that all customers, community members and other interested investors receive prompt accurate information in a simultaneous manner, the Bank will forward press releases to area newspapers, radio stations, etc. at various points during the conversion process.

     Only press releases approved by conversion counsel and the OTS, if necessary, will be forwarded for publication in any manner.

B.   Schedule

     1.   OTS Approval of Conversion

     2.   Close of Stock Offering





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                      National and Local Distribution List
                      ------------------------------------



National Thrift News                            Wall Street Journal
--------------------                            -------------------
212 West 35th Street                            World Financial Center
13th Floor                                      200 Liberty
New York, New York  10001                       New York, NY  10004
Richard Chang

American Banker                                 SNL Securities
---------------                                 --------------
One State Street Plaza                          Post Office Box 2124
New York, New York  10004                       Charlottesville, Virginia  22902
Michael Weinstein

Barrons                                         Investors Business Daily
-------                                         ------------------------
Dow Jones & Company                             12655 Beatrice Street
Barrons Statistical Information                 Post Office Box 661750
200 Burnett Road                                Los Angeles, California  90066
Chicopee, Massachusetts  01020

New York Times
--------------
229 West 43rd Street
New York, NY  10036

Business Wire
-------------
212 South Tryon
Suite 1460
Charlotte, North Carolina  28281



*  Press releases will be distributed to all the applicable local media.


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Press Release                              FOR IMMEDIATE RELEASE
                                           ---------------------
                                           For More Information Contact:
                                           Fritz W. Anderson, II
                                           President and Chief Executive Officer
                                           Florida Parishes Bank
                                           (504) 345-1880


                              FLORIDA PARISHES BANK

                   CONVERSION FROM MUTUAL FORM OF ORGANIZATION
                        TO STOCK HOLDING COMPANY APPROVED

     Fritz W. Anderson, II, President and Chief Executive Officer of Florida Parishes Bank ("Florida Parishes" or the "Bank"), Hammond, Louisiana, announced today that the Bank has received approval from the Office of Thrift Supervision in Washington, D.C. to convert from the mutual form of organization to the stock holding company form of organization. In connection with the conversion, the Bank has formed a company, FPB Financial Corp. (the "Company"), to serve as the holding company of the Bank.

     Pursuant to a plan of conversion, the Company is offering up to 391,000 shares, subject to adjustment, of its common stock, at a price of $10.00 per share. Certain depositors and borrowers as of specified record dates, the Bank's Employee Stock Ownership Plan, and directors, officers and employees of the Bank will have an opportunity to purchase stock through a subscription offering that closes on June __, 1999. Any shares not subscribed for in the subscription offering are expected to be offered to persons who reside in Louisiana or to whomever else the prospectus is delivered to in a community offering, with first preference given to natural persons who reside in Tangipahoa Parish, Louisiana. The subscription offering and any community offering (together, the "Offering") will be managed by Trident Securities of Raleigh, North Carolina.


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     Prospectuses describing, among other things, the terms of the Offering were mailed to certain customers of the Bank on May __, 1999. Certain customers will also have the opportunity to vote on the conversion of the Bank through a proxy solicitation that will run concurrently with the stock offering.

     As a result of the conversion, the Bank will operate as a subsidiary of the Company. According to Mr. Anderson, "Our day to day operations will not change as a result of the conversion, and deposits will continue to be insured by the FDIC up to the applicable legal limits."

     Customers with questions concerning the conversion should call the Stock Information Center at (504) ________________, or visit the Bank's office in Hammond, Louisiana.





This is neither an offer to sell nor a solicitation of an offer to buy the stock of FPB Financial Corp. The offer is made only by our prospectus. The shares of common stock are not deposits or savings accounts and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.




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Press Release                              FOR IMMEDIATE RELEASE
                                           ---------------------
                                           For More Information Contact:
                                           Fritz W. Anderson, II
                                           President and Chief Executive Officer
                                           Florida Parishes Bank
                                           (504) 345-1880



                  FPB FINANCIAL CORP. COMPLETES STOCK OFFERING

     Hammond, Louisiana - (June __, 1999) Fritz W. Anderson, II, President and Chief Executive Officer of Florida Parishes Bank ("Florida Parishes" or the "Bank"), announced today that FPB Financial Corp. (the "Company"), the holding company for the Bank, recently completed its stock offering on June __, 1999 in connection with the Bank's conversion from the mutual form of organization to the stock holding company form of organization. A total of _______ shares were sold at $10.00 per share in connection with the stock offering, subject to final approval of the independent appraisal by the Office of Thrift Supervision.

     On June __, 1999, the Bank's Plan of Conversion will be submitted to the voting members of the Bank for their approval at a Special Meeting of Members.

     Mr. Anderson indicated that the officers and board of directors of the Bank want to express their thanks for the response to the stock offering and that the Bank looks forward to serving the needs of its customers and stockholders as a community-based stock institution. The offering was managed by Trident Securities. The stock will commence trading on the Over-the-Counter Electronic Bulletin Board under the symbol "_____" on or about June __, 1999.


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                               II. Advertisements

A.   Explanation

     The intended use of the attached advertisement "A" is to notify the Bank's customers and members of the local community that the conversion offering is underway.

     The intended use of advertisement "B" is to remind the Bank's customers of the closing date of the subscription offering.

     Trident may feel it is necessary to run more ads in order to remind customers and community members of the close of the subscription/community offering.

     Alternatively, Trident may, depending upon the response from the customer base, choose to run fewer ads or no ads at all.



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Advertisement (A)
================================================================================

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by our prospectus. Neither the Securities and Exchange Commission, any state securities commission, the Office of Thrift Supervision nor the Federal Deposit Insurance Corporation has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.


New Issue                                                           May __, 1999
---------


                                 391,000 Shares

                     These shares are being offered pursuant
                         to a Plan of Conversion whereby

                              Florida Parishes Bank

                             Hammond, Louisiana will
                  convert from the mutual form of organization
                        to the stock form of organization
                     and become a wholly owned subsidiary of

                               FPB Financial Corp.

                                  Common Stock

                                 ---------------

                             Price $10.00 Per Share
                                 ---------------


                               TRIDENT SECURITIES

            For a copy of our prospectus, call (504)________________.

================================================================================


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Advertisement (B)

================================================================================

                        FLORIDA PARISHES BANK'S CUSTOMERS
                        AND MEMBERS OF THE GENERAL PUBLIC

                        JUNE __, 1999 IS THE DEADLINE TO
                       ORDER STOCK OF FPB FINANCIAL CORP.


                       Customers of Florida Parishes Bank
             have the opportunity to invest in Florida Parishes Bank
         by subscribing for common stock in its proposed holding company

                               FPB FINANCIAL CORP.

                  A Prospectus relating to these securities is
                    available at our office or by calling our
               Stock Information Center at (504)________________.

     This announcement is not an offer to sell or a solicitation of an offer to buy the stock of FPB Financial Corp. The offer is made only by our prospectus. The shares of common stock are not deposits or savings accounts and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.


================================================================================



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                        II. Question and Answer Brochure

A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves to answer some of the most commonly asked questions in "plain, everyday language". Although most of the answers are taken verbatim from the prospectus, it saves the individual from searching for the answer to a simple question.

B.   Method of Distribution

     There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all members of the Bank.

     2. Question and Answer brochures are available at the Bank.

     3. Question and Answer brochures are distributed in information packets at community meetings.

     4. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.



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                              QUESTIONS AND ANSWERS

                                    REGARDING

                             THE PLAN OF CONVERSION

     On December 8, 1998, the Board of Directors of Florida Parishes Bank ("Florida Parishes" or the "Bank") unanimously adopted the Plan of Conversion (the "Plan of Conversion") pursuant to which the Bank will convert from mutual to stock form and the Bank will reorganize as a wholly owned subsidiary of a new company -- FPB Financial Corp. (the "Company").

     Florida Parishes' Board of Directors has unanimously voted to convert the Bank from its present mutual form to a stock institution, subject to approval of the conversion by Florida Parishes' members and regulatory authorities. Complete details on the conversion, including reasons for the conversion, are contained in our prospectus and proxy statement. We urge you to read them carefully.

     This brochure is provided to answer basic questions you might have about the conversion. Remember, the conversion will not affect the rate on any of your savings accounts, deposit certificates, or loans.

     For complete information regarding the conversion, see the prospectus dated May __, 1999. Copies of the prospectus may be obtained by calling the Stock Information Center at (504) __________.

1.   Q. What is a "Conversion"?

     A. Conversion is a change in the legal form of organization. Following completion of the conversion from a federal mutual savings bank to a federal stock savings bank, Florida Parishes intends to still be known as "Florida Parishes Bank." Florida Parishes currently operates as a federal mutual savings bank with no shareholders. Through the conversion, Florida Parishes will form a holding company, FPB Financial Corp., which will ultimately own all of the outstanding stock of the Bank. FPB Financial Corp. will issue stock in the conversion, as described below, and will be a publicly owned company.

2.   Q. Why is Florida Parishes converting?

     A. The stock form of ownership is used by most business corporations and financial institutions. Florida Parishes has reached an important point in its development with its decision to convert to the stock form of ownership. Florida Parishes' management believes the continued diversification of the institution's asset and deposit base and the


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establishment of new banking services should enhance long-term operating potential. The capital raised by issuing stock will:


     *    Enhance the Bank's capital position.

     *    Facilitate future access to the capital markets.

     * Provide additional funds for increased lending and investment opportunities.

3. Q. Will the conversion have any effect on savings accounts, certificates of deposit or loans with Florida Parishes?

     A. No. The conversion will not change the amount, interest rate or withdrawal rights of savings and checking accounts or certificates of deposit (except to the extent such funds are used to purchase our common stock). The rights and obligations of borrowers under their loan agreements will not be affected.

     However, upon consummation of the conversion, Florida Parishes' deposit account holders and certain borrowers will no longer have voting rights unless they purchase common stock in FPB Financial, and the liquidation rights of depositors will be evidenced by an interest in a liquidation account.

4.   Q. Will the conversion cause any changes in personnel or management?

     A. No. The conversion will not cause any changes in our personnel or management. The normal day-to-day operations will continue as before.

5.   Q. Did the Board of Directors of Florida Parishes approve the conversion?

     A. Yes. The Board of Directors unanimously adopted the Plan of Conversion on December 8, 1998.

                     THE SUBSCRIPTION AND COMMUNITY OFFERING

6.   Q. Who is entitled to buy FPB Financial common stock?

     A. Subscription rights to buy our common stock have been granted in order of priority to (i) depositors of the Bank as of September 30, 1997 with a $50 minimum deposit at that date (the "Eligible Account Holders"); (ii) our employee stock ownership plan (the "ESOP"), a tax qualified employee stock benefit plan;
(iii) depositors of the Bank with $50 or more on deposit as of March 31, 1999 (the "Supplemental Eligible Account Holders"); (iv) depositors of the Bank as of ________, 1999, together with our mortgage loan borrowers as of both February 23, 1999 and _____________, 1999


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("Other Members"); and (v) directors, officers and employees of the Bank; in each case subject to the purchase limitations set forth in the Plan of Conversion.

     Shares that are not subscribed for during the subscription offering, if any, may be offered to the general public ("Other Subscribers") through a community offering with preference given to natural persons who are residents of Tangipahoa Parish, Louisiana.

7.   Q. How do I subscribe for shares of stock?

     A. Eligible customers wishing to exercise their subscription rights must return the enclosed stock order form to Florida Parishes. The stock order form must be completed and returned along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at Florida Parishes on or prior to the close of the subscription offering, which is 12:00 noon, central time, on June __, 1999, unless extended. Members of the public who wish to order stock directly from Florida Parishes in any community offering should return their stock order form and accompanying payment to Florida Parishes prior to 12:00 noon, central time, on June __, 1999, unless extended.

8.   Q. How can I pay for my subscription?

     A. First, you may pay for your stock by check or money order. These funds will earn interest at Florida Parishes' passbook rate from the day we receive them until the completion or termination of the conversion. The passbook rate was ____% as of May __, 1999.

     Second, you may authorize us to withdraw funds from your Florida Parishes savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for your account until completion of the conversion, at which time your funds will be withdrawn for your purchase. Funds remaining in this account (if any) will continue at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum, in which case you will receive interest at our passbook rate. A hold will be placed on your account for the amount you specify for stock payment. You will not have access to these funds from the day we receive your order until the completion or termination of the conversion.

     If you want to use Individual Retirement Account deposits held at Florida Parishes to purchase stock, call our Stock Information Center at (504) ________________ for assistance. There will be no early withdrawal or IRS penalties incurred by these transactions.


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9.   Q. When must I place my order for shares of stock?

     A. To exercise subscription rights in the subscription offering, a stock order form must be received by Florida Parishes with full payment for all shares subscribed for not later than 12:00 noon, central time, on June __, 1999.

     Non-customers desiring to order shares through any community offering must order shares before the close of the community offering, which will be at 12:00 noon, central time, on June __, 1999, unless extended.

10.  Q. How many shares of stock are being offered?

     A. FPB Financial Corp. is offering a minimum of 289,000 shares and a maximum of 391,000 shares (subject to adjustment) of common stock at a price of $10.00 per share. The actual number of shares will be dependent upon the independent appraiser's final determination of the consolidated pro forma market value of the common stock issued in the conversion.

11. Q. What is the minimum and maximum number of shares that I can purchase during the offering period?

     A. The minimum number of shares that may be purchased is 25 shares. No stock order form will be accepted for less than $250.00. The maximum number of shares may not exceed 10,000 shares for any individual or 15,000 shares for their associates or any group acting in concert as defined in Florida Parishes' Plan of Conversion.

12. Q. How was it determined that between 289,000 shares and 391,000 shares of stock would be issued at $10.00 per share?

     A. The share range was determined through an appraisal of Florida Parishes by Ferguson & Company, an independent appraisal firm specializing in the thrift industry.

13.  Q. Must I pay a commission on the stock for which I subscribe?

     A. No. You will not pay a commission on stock purchased in the subscription offering or any community offering. Conversion expenses, including commissions, will be deducted from the proceeds of the offering upon completion of the conversion.

14.  Q. Will I receive interest on funds I submit for stock purchases?

     A. Yes. Florida Parishes will pay its current passbook rate from the date funds are received (with a completed stock order form) during the offerings until completion of the conversion. That rate was ____% as of May __, 1999.


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15.  Q. If I have misplaced my stock order form, what should I do?

     A. Florida Parishes will mail you another order form or you may obtain one from our main office. If you need assistance in obtaining or completing a stock order form, a Florida Parishes employee or a Trident Securities representative will be happy to help you.

16.  Q. Will there be any dividends paid on the stock?

     A. The Company currently intends to pay a cash dividend at an annual rate of approximately 2% of the purchase price of $10.00 per share , or $0.20 per share. The payment of cash dividends on our common stock will be subject to the requirements of applicable law and the determination by our Board of Directors that our net income, capital and financial condition, banking industry trends and general economic conditions justify the payment of dividends. In addition, from time to time in an effort to manage capital to a reasonable level, our Board may determine if it is prudent to pay periodic special cash dividends. Periodic special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. Like all possible dividends, there can be no assurance that periodic special cash dividends will be paid or, that, if paid, will continue to be paid.

17. Q. How much stock do the directors and officers of Florida Parishes intend to purchase through the subscription offering?

     A. Directors and executive officers intend to purchase approximately $320,000 (9.4% at the midpoint of the offering) of the stock to be offered in the conversion. The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

18.  Q. Are the subscription rights transferable to another party?

     A. No. Pursuant to federal regulations, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and directors, officers and employees may be exercised only by the person(s) to whom they are granted. Any person found to be transferring subscription rights will be subject to the forfeiture of such rights.

19. Q. I closed my account several months ago. Someone told me that I am still eligible to buy stock. Is that true?

     A. If you were an account holder on the Eligibility Record Date (September 30, 1997) or the Supplemental Eligibility Record Date (March 31, 1999), you are entitled to


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purchase stock without regard to whether you continued to hold your Florida
Parishes account.

20. Q. May I obtain a loan from Florida Parishes using stock as collateral to pay for my shares?

     A. No. Federal regulations do not allow Florida Parishes to make loans for this purpose, but other financial institutions could make a loan for this purpose.

21. Q. Will the FDIC (Federal Deposit Insurance Corporation) insure the shares of stock?

     A. No. The shares are not and may not be insured by the FDIC. However, the Savings Association Insurance Fund of the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

22.  Q. Will there be a market for the stock following the conversion?

     A. We have not publicly issued our stock before, and due to the relatively small size of the offering, it is unlikely that an active and liquid trading market will develop or be maintained. We anticipate that quotations will be available through the Over-the-Counter Electronic Bulletin Board. We will request Trident Securities to undertake to match offers to buy and offers to sell our common stock, and Trident Securities intends to make a market in our common stock. However, purchasers of common stock should have a long-term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell our common stock and may have an adverse effect on the price.

23.  Q. Can I purchase stock using funds in a Florida Parishes IRA account?

     A. If you have an IRA at Florida Parishes, you will need to transfer the account to an independent trustee authorized to hold self-directed IRA accounts. Please call the Stock Information Center for the necessary forms. Because it takes several days to process the necessary IRA forms, it is necessary that any request to transfer your account be received by June __, 1999 to accommodate your order.

                    ABOUT VOTING "FOR" THE PLAN OF CONVERSION

24. Q. Am I eligible to vote at the special meeting of members to be held to consider the Plan of Conversion?

     A. At the special meeting of members to be held on June __, 1999, you are eligible to vote if you are one of the "Voting Members," who are holders of Florida Parishes' deposit accounts as of the close of business on ________, 1999, together with our

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mortgage loan borrowers as of both February 23, 1999 and _____________, 1999
(the "Voting Record Date") for the special meeting. However, any Voting Members who cease to be depositors or borrowers prior to the date of the special meeting are no longer members and will not be entitled to vote at the special meeting. If you are a Voting Member, you should have received a proxy statement and proxy card with which to vote.

25.  Q. How many votes do I have as a Voting Member?

     A. Each account holder as of the close of business on ________, 1999 is entitled to one vote for each $100, or fraction thereof, on deposit in such account. Each borrower who holds eligible borrowings as of both February 23, 1999 and _______________, 1999 is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to vote as an account holder. No member may cast more than 1,000 votes.

26. Q. If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from buying stock during the subscription offering?

     A. No. Voting against the Plan of Conversion in no way restricts you from purchasing stock in either the subscription offering or any community offering.

27. Q. What happens if Florida Parishes does not get enough votes to approve the Plan of Conversion?

     A. Florida Parishes' conversion would not take place and Florida Parishes Bank would remain a mutual savings bank.

28. Q. As a qualifying depositor or borrower of Florida Parishes, am I required to vote?

     A. No. However, failure to return your proxy card will have the same effect as a vote "Against" the Plan of Conversion.

29.  Q. What is a proxy card?

     A. A proxy card gives you the ability to vote without attending the special meeting in person. You may attend the meeting and vote in person, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy.

30.  Q. How does the conversion affect me?

     A. The conversion is intended, among other things, to assist Florida Parishes in maintaining and expanding its services to our customers and community. By


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purchasing stock, you will also have the opportunity to invest in FPB Financial
Corp., the holding company that will own all of the stock of the Bank. However, there is no obligation to purchase stock; the purchase of stock is strictly optional.

31.  Q. How can I get further information concerning the stock offering?

     A. You may call the Stock Information Center at (504) ________________ for further information or a copy of our prospectus, stock order form , proxy statement and proxy card.

     This information does not constitute an offer to sell or a solicitation of an offer to buy FPB Financial Corp. common stock. Offers to buy or to sell may be made only by the prospectus. If you are considering purchasing stock, you should read our prospectus prior to making an investment decision. Copies of the prospectus may be obtained by calling the Stock Information Center at (504)
________________.

     The shares of FPB Financial Corp. common stock being offered are not savings or deposit accounts and are not insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation or any other governmental agency.



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                    IV. Officer and Director Support Brochure

A.   Explanation

     An officer and director brochure merely highlights in brochure form the purchase commitments shown in the prospectus.

B.   Quantity

     An officer and director brochure is proposed to be sent out in the initial mailing to all customers of the Bank along with the prospectus.

                         DIRECTOR AND EXECUTIVE OFFICER
                               PURCHASE COMMITMENT

     The following table sets forth, for each of FPB Financial's directors and executive officers (and their associates) and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts.


                                         Number of
               Name and Title              Shares        Amount      Percent(1)
              ----------------           --------       --------     ----------

G. Wayne Allen, Senior Vice
   President and Secretary                  2,000        $ 20,000         .6%
Fritz W. Anderson, II, President
   and Chief Executive Officer              8,000          80,000        2.4
Bill W. Bowden, Chairman of the Board       2,000          20,000         .6
Dan R. Durham, Director                     3,000          30,000         .9
Wilbert H. Hutchinson, Director             5,000          50,000        1.5
Richard S. Inge, Director                  10,000         100,000        2.9
John L. McGee, Director                     2,000          20,000         .6
                                          -------        --------      -----

All directors and executive officers
 as a group (seven persons)                32,000        $320,000        9.4%
                                           ======         =======        ====

----------
(1)  Based upon the midpoint of the offering range.

     In addition, our Employee Stock Ownership Plan currently intends to purchase 8% of the common stock issued in the conversion for the benefit of officers and employees. Stock options and stock grants may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of FPB Financial's proposed stock benefit plans. See "Management - New Stock Benefit Plans" in the prospectus for a description of these plans.

                                 V. IRA Mailing


A.   Explanation

     A special IRA mailing is proposed to be sent to all IRA customers of the Bank in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves a personal visit to the Bank.

B.   Quantity

     One IRA letter is proposed to be mailed to each IRA customer of the Bank. These letters would be mailed following OTS approval of the conversion after each customer has received the initial mailing containing a proxy statement and a prospectus.

C.   Example - See following page.

                        Florida Parishes Bank Letterhead



                                  May __, 1999

Dear Individual Retirement Account Participant:

     As you know, Florida Parishes Bank ("Florida Parishes" or the "Bank") is in the process of converting from the mutual form of organization to the stock form of organization and has formed FPB Financial Corp. (the "Company") to own all of the stock of the Bank. Through the conversion, certain current and former customers have the opportunity to purchase shares of common stock of the Company in a subscription offering. The Company currently is offering up to 391,000 shares, subject to adjustment, of the Company at a price of $10.00 per share.

     As the holder of an individual retirement account ("IRA") at the Bank, you have an opportunity to become a stockholder in the Company using some or all of the funds being held in your IRA. If you desire to purchase shares of common stock of the Company through your IRA, the Bank can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account.

     If you are interested in receiving more information on self-directing your IRA, please contact our Stock Information Center at (504) _________. Because it may take several days to process the necessary IRA forms, any request to transfer the account should be made by June __, 1999 to accommodate your interest.

                                           Sincerely,



                                           Fritz W. Anderson, II
                                           President and Chief Executive Officer


This letter is neither an offer to sell nor a solicitation of an offer to buy FPB Financial Corp. common stock. The offer is made only by the Company's prospectus, which was recently mailed to you. The shares of FPB Financial Corp. common stock are not deposits or savings accounts and will not be insured by the
                                                           ---
Federal Deposit Insurance Corporation or any other governmental agency.

                       VI. Counter Cards and Lobby Posters

A.   Explanation

     Counter cards and lobby posters serve two purposes: (1) As a notice to the Bank's customers and members of the local community that the stock sale is underway, and (2) to remind the customers of the end of the subscription offering. Trident has learned in the past that many people forget the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 2 - 3 Counter cards will be used at teller windows and on customer service representatives' desk.

     Approximately 1 - 2 Lobby posters will be used at the office of the Bank

C.   Example

C.                                                            POSTER
                                                                OR
                                                           COUNTER CARD





                               FPB Financial Corp.

                          Proposed Holding Company for

                              Florida Parishes Bank


                            "STOCK OFFERING MATERIALS
                                 AVAILABLE HERE"


                           Subscription Offering Ends

                                  June __, 1999

                                VII. Invitations


A.   Explanation

     In order to educate the public about the stock offering, Trident suggests holding several community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of the Bank submit a list of friends that he would like to invite to a community meeting.

     Prospectuses are given to each prospect at the community meeting.

B.   Quantity and Method of Distribution

     Each Director submits a list of their prospects. An invitation is mailed to each director's prospect.

                       The Directors, Officers & Employees

                                       of

                              Florida Parishes Bank

                              cordially invite you

                         to attend a brief presentation

                         regarding the stock offering of

                               FPB Financial Corp.

                                Please join us at

                                      Place

                                     Address

                                       on

                                      Date

                                     at Time

                               for hors d'oeuvres

R.S.V.P.
(504) ________________

                             VIII. Prospect Letters


A.   Explanation

     Once the application for conversion has been approved by the OTS, Trident will send out a series of three letters to the targeted prospects. These letters are used to help facilitate the marketing effort to this group. All prospects will receive a prospectus as soon as they are available.

B.   Method of Distribution

     Each Director submits his list of prospects. Each prospect is sent the series of three letters, all during the subscription and community offering.

C.   Examples

     1.   Introductory letter

     2.   A. Thank you letter
                    or
          B. Sorry you were unable to attend letter

     3.   Final reminder letter

                                                                       Example 1


                              (Introductory Letter)

                       (Florida Parishes Bank Letterhead)

                                  May __, 1999


Name
Address
City, State, Zip

Dear Name:

     You have probably read recently in the newspaper that Florida Parishes Bank ("Florida Parishes" or the "Bank") will soon be converting from mutual to stock form. This conversion is the biggest step in the history of the Bank in that it allows customers, employee benefit plans, community members, employees, officers and directors the opportunity to subscribe for stock in our new holding company
- FPB Financial Corp. (the "Company").

     I have enclosed a prospectus and a stock order form that will allow you to subscribe for shares and possibly become a charter stockholder of the Company should you so desire. In addition, we will be holding several presentations for friends of the Bank in order to review the conversion and the merits of becoming a charter stockholder of the Company. You will receive an invitation shortly.

     I hope that if you have any questions you will feel free to call me or the Bank's Stock Information Center at (504) ________________. I look forward to seeing you at our presentation.

                                                     Sincerely,




                                                     Fritz W. Anderson, II
                                                     President and CEO

The shares of common stock offered in the conversion are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by our prospectus.

                                                                      Example 2A



                               (Thank You Letter)

                       (Florida Parishes Bank Letterhead)

                                  May __, 1999



Name
Address
City, State, Zip

Dear Name:

     On behalf of the Board of Directors and management of Florida Parishes Bank, I would like to thank you for attending our recent presentation regarding the stock offering by FPB Financial Corp. We are enthusiastic about the stock offering and look forward to completing the subscription and community offerings on June __, 1999.

     I hope that you will join me in being a charter stockholder, and once again thank you for your interest.

                                           Sincerely,



                                           Fritz W. Anderson, II
                                           President and Chief Executive Officer



The shares of common stock offered in the conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by our prospectus.

                                                                      Example 2B


                        (Sorry You Were Unable to Attend)

                       (Florida Parishes Bank Letterhead)


                                  May __, 1999


Name
Address
City, State, Zip

Dear Name:

     I am sorry you were unable to attend our recent presentation regarding Florida Parishes Bank's conversion from the mutual form of organization to the stock holding company form of organization. The Board of Directors and management are committed to building long-term stockholder value, and as a group we are investing over $320,000 of our own funds in FPB Financial Corp. We are enthusiastic about the stock offering and look forward to completing the subscription and community offerings on June __, 1999.

     We have established a Stock Information Center to answer any questions regarding the stock offering. Should you require any assistance between now and June __, 1999, I encourage you either to stop by Florida Parishes Bank or to call our Stock Information Center at (504) ---------------- .

     I hope you will join me in becoming a charter stockholder of FPB Financial Corp.

                                           Sincerely,



                                           Fritz W. Anderson, II
                                           President and Chief Executive Officer


The shares of common stock offered in the conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by our prospectus.

                                                                       Example 3




                             (Final Reminder Letter)

                       (Florida Parishes Bank Letterhead)

                                  June __, 1999



Name
Address
City, State, Zip

Dear Name:

     Just a quick note to remind you that the deadline is quickly approaching for purchasing stock in FPB Financial Corp., the proposed holding company for Florida Parishes Bank. I hope you will join me in becoming a charter stockholder in Louisiana's newest publicly owned financial institution holding company.

     The deadline for subscribing for shares to become a stockholder is June __, 1999. If you have any questions, I hope you will call our Stock Information Center at (504) _________.

     Once again, I look forward to having you join me as a stockholder of FPB Financial Corp.

                                           Sincerely,


                                           Fritz W. Anderson, II
                                           President and Chief Executive Officer


The shares of common stock offered in the conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by our prospectus.

                      IX. Cover Letters for Initial Mailing



A.   Explanation

     These cover letters are used as an introduction for the offering and proxy materials mailed to potential investors.

B.   Method of Distribution

     Appropriate Cover Letters will be sent out in the initial mailing.

B.   Examples

                       (Florida Parishes Bank Letterhead)



                                  May __, 1999


Dear Valued Customer:

     Florida Parishes Bank is pleased to announce that it has received regulatory approval to proceed with our plan to convert from the mutual form of organization to the stock holding company form of organization. This stock conversion is the most significant event in our history in that it allows customers, community members, directors, officers and employees an opportunity to own stock in FPB Financial Corp., the proposed stock holding company for Florida Parishes Bank.

     We want to assure you that the conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Florida Parishes, or the terms or conditions of any loans to existing borrowers under their individual contractual arrangements with Florida Parishes. Let us also assure you that the conversion will not result in any changes in our management, personnel or Board of Directors.

     As one of our valued members, you have the opportunity to invest in our future by purchasing stock in FPB Financial Corp. during the subscription offering, without paying a sales commission.

     If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by Florida Parishes no later than 12:00 noon, central time, on June __, 1999.

     Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" our Plan of Conversion. A vote in favor of the Plan does not obligate you to purchase stock. Please sign and return your proxy card promptly; your vote is important to us.

     We have also enclosed a prospectus and a proxy statement which fully describes Florida Parishes, our management, board and financial strength and the Plan of Conversion. Please review it carefully before you vote or invest. For your convenience, we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (504)
________________.

     We look forward to continuing to provide quality financial services to you in the future.

                                                  Sincerely,

                                                  Fritz W. Anderson, II
                                                  President


Enclosures

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of FPB Financial Corp. common stock offered in the conversion. Such offer and solicitation is made only by means of the prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                       (Florida Parishes Bank Letterhead)



                                  May __, 1999



Dear Friend:

     Florida Parishes Bank is pleased to announce that it has received regulatory approval to proceed with our plan to convert from a mutual form of organization to the stock holding company form of organization. This stock conversion is the most significant event in our history in that it allows customers, community members, directors, officers and employees an opportunity to own stock in FPB Financial Corp., the proposed stock holding company for Florida Parishes Bank.

     We want to assure you that the conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Florida Parishes, or the terms or conditions of any loans to existing borrowers under their individual contractual arrangements with Florida Parishes. Let us also assure you that the conversion will not result in any changes in our management, personnel or Board of Directors.

     Our records indicate that you were a depositor of Florida Parishes on either September 30, 1997 or March 31, 1999 but that you were not a member on ________, 1999. Therefore, under applicable law, you are entitled to subscribe for common stock in the subscription offering but are not able to vote on the Plan of Conversion. Orders submitted by you and others in the subscription offering are contingent upon the approval of the Plan of Conversion at a special meeting of members to be held on June __, 1999 and upon receipt of all required regulatory approvals.

     If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by Florida Parishes no later than 12:00 noon, central time, on June __, 1999.

     Enclosed is a prospectus which fully describes Florida Parishes, our management, board and financial strength. Please review it carefully before you invest. For your convenience, we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at
(504) ________________.

     We look forward to continuing to provide quality financial services to you in the future.

                                                Sincerely,

                                                Fritz W. Anderson, II
                                                President


Enclosures

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of FPB Financial Corp. common stock offered in the conversion. Such offer and solicitation is made only by means of the prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                            TRIDENT SECURITIES, INC.
                         4601 SIX FORKS ROAD, SUITE 400
                          RALEIGH, NORTH CAROLINA 27609
                            TELEPHONE (919) 781-8900
                            FACSIMILE (919) 787-1670


                                  May __, 1999

To   Members and Certain Former Members of
     Florida Parishes Bank
     -------------------------------------


     At the request of FPB Financial Corp. and Florida Parishes Bank, we have enclosed a prospectus and a stock order form for your use should you decide to subscribe for shares of common stock of Florida Parishes Bancorp, Inc. being issued in connection with the conversion of Florida Parishes Bank from the mutual form of organization to the stock holding company structure, which includes the formation of FPB Financial Corp. as the new holding company for Florida Parishes Bank.

     If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares (or appropriate instructions authorizing withdrawal in such amount from your authorized deposit account(s) at Florida Parishes) so that it is received no later than noon, central time, on June __, 1999.

     FPB Financial Corp. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state. If you have any questions, you may contact the Stock Information Center at (504)
________________.

                                                  Very truly yours,



                                                  Trident Securities, Inc.


This document does not constitute an offer to sell, or the solicitation of an offer to buy, shares of FPB Financial Corp. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the prospectus and proxy statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                               Subscription Rights

                                 Special Notice



     Any transfer of, or attempt to transfer, a subscription right to any other person is illegal and subject to civil fines and/or penalties and even criminal fines and/or penalties. Florida Parishes Bank intends to prosecute vigorously any transfer of, or attempt to transfer, subscription rights that comes to its attention.

     If you are (or have been) contacted by anyone offering to give you money to buy stock in exchange for transferring the stock to them later or to share in any way the proceeds upon the sale of the stock, or to transfer your subscription rights in any other way, please call us immediately at (504)
________________.

                       (Florida Parishes Bank Letterhead)



                                  May __, 1999



Dear Voting Member:

     Florida Parishes Bank is pleased to announce that it has received regulatory approval to proceed with our plan to convert from the mutual form of organization to the stock holding company form of organization. This stock conversion is a significant event for us.

     We want to assure you that the conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Florida Parishes, or the terms or conditions of any loans to existing borrowers under their individual contractual arrangements with Florida Parishes. Let us also assure you that the conversion will not result in any changes in our management, personnel or Board of Directors.

     Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" our Plan of Conversion. Please sign and return your proxy card promptly; your vote is important to us.

     We have also enclosed a prospectus for your information and a proxy statement which fully describes Florida Parishes, our management, board and financial strength and the Plan of Conversion. Please review it carefully before you vote. If you have any questions, please call collect at (504)
________________.

     Although you may vote on the conversion, FPB Financial Corp. (the "Company") is unfortunately unable to either offer or sell its common stock to you (i) because the number of eligible subscribers in your state makes registration or qualification of the common stock or the filing of a consent to service of process under the securities laws of your state impracticable, for reasons of cost or otherwise; (ii) because the number of eligible subscribers in your state makes registration or qualification of the Company, Florida Parishes or our officers, directors, employees and persons acting on our behalf as broker-dealers or salesmen in your state impracticable, for reasons of cost or otherwise, or (iii) because you reside in a foreign country. Accordingly, neither this letter nor the enclosed materials should be considered an offer to sell or a solicitation of an offer to buy the Company's common stock.

     We look forward to continuing to provide quality financial services to you in the future.

                                              Sincerely,



                                              Fritz W. Anderson, II
                                              President

Enclosures

     This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of FPB Financial Corp. common stock offered in the conversion. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                                  IX. Proxygram


A.   Explanation

     A proxygram is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxygram is mailed to those "target vote" depositors who have not previously returned their signed proxy.

     The target vote depositors are determined by the conversion agent.

B.   Example

--------------------------------------------------------------------------------

                                P R O X Y G R A M


                              FLORIDA PARISHES BANK





YOUR VOTE ON OUR PLAN OF CONVERSION HAS NOT BEEN RECEIVED.

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PLAN.

VOTING FOR THE CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNT. IT WILL CONTINUE TO BE INSURED UP TO $100,000 BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE PROXY CARD TO FLORIDA PARISHES BANK TODAY. PLEASE VOTE ALL PROXY CARDS RECEIVED.

WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF CONVERSION. THANK YOU.


                                    THE BOARD OF DIRECTORS AND MANAGEMENT OF
                                    FLORIDA PARISHES BANK

-------------------------------------------------------------------------------

     IF YOU RECENTLY MAILED THE PROXY, PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.

     FOR FURTHER INFORMATION CALL (504) ________________.